Exhibit 1

Joint Filing Statement

Statement Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Common Stock, $0.001 par value, of Lucid Diagnostics Inc., beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Dated: March 24, 2023	Ayrton Capital LLC

	By:	/s/ Waqas Khatri
	Name:	Waqas Khatri
	Title:	Managing Member

Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B

	By:	/s/ Waqas Khatri
	Name:	Waqas Khatri
	Title:	Managing Member of Ayrton Capital LLC

Waqas Khatri

	By:	/s/ Waqas Khatri